Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Kevin L. Barnett
(614) 870-5603

Core Molding Technologies Appoints New Vice President of Operations

COLUMBUS, Ohio - November 17, 2014 - Core Molding Technologies, Inc. (NYSE MKT: CMT) announced today that William R. Ringling has been appointed Vice President of Operations effective November 17, 2014.

“We are extremely excited to add Bill to our Core Molding Technologies team,“ said Kevin L. Barnett, President and Chief Executive Officer. “Bill brings a history of proven success as a customer-focused leader, setting strategic direction for both domestic and international organizations. His organizational leadership and extensive manufacturing, quality and engineering experience will be a valuable asset,” Barnett said.

Ringling comes to Core with 30 years of manufacturing and automotive industry experience. Prior to joining Core, Ringling was President and Chief Operating Officer of Dispensing Dynamic International, a private manufacturer of dispenser solutions. Ringling also previously served as General Manager and Director of Engineering for Nypro, Inc.; General Manager of the Trim Systems Business Unit at Lacks Enterprises; and held Quality Manager roles for Cambridge Industries, Mazda Motors USA Inc. and Kern-Liebers USA Inc. Ringling holds a PhD in Business Management with an emphasis in Organizational Leadership along with an MBA and a Bachelor’s degree in Business.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon three major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies’ suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies’ other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2012 Annual Report to Shareholders on Form 10-K.